Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2014

Moscow, Russia — July 31, 2014 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the second quarter and six months ended June 30, 2014.

	Three Months
(In thousands of US$, except per	Ended June 30,		Change
share data)	2013	2014	in USD	in RUB

Total operating revenues	$206,015	$184,312	(11)%	(1)%
Including:
Advertising revenues	199,554	182,495	(9)%	2%
Total operating expenses	(156,620)	(145,692)	(7)%	3%
OIBDA(1)	57,753	45,440	(21)%	(12)%
OIBDA margin(1)	28.0%	24.7%
Net income attributable to CTC Media, Inc. stockholders	31,593	26,661	(16)%	(6)%
Diluted earnings per share	$0.20	$0.17	(15)%

	Six Months
(In thousands of US$, except per	Ended June 30,		Change
share data)	2013	2014	in USD	in RUB

Total operating revenues	$401,302	$370,559	(8)%	4%
Including:
Advertising revenues	389,586	367,058	(6)%	7%
Total operating expenses	(309,723)	(283,800)	(8)%	3%
OIBDA(1)	108,402	101,411	(6)%	6%
OIBDA margin(1)	27.0%	27.4%
Net income attributable to CTC Media, Inc. stockholders	60,181	57,877	(4)%	10%
Diluted earnings per share	$0.38	$0.37	(3)%

1H 2014 FINANCIAL HIGHLIGHTS

•                  Total revenues up 4% year-on-year in ruble terms to $370.6 million

•                  Advertising revenues up 7% year-on-year in ruble terms

•                  Combined Russian national inventory was fully sold-out for Q2 and more than 95% contracted for the full year at average prices higher than in 2013

•                  OIBDA up 6% year-on-year in ruble terms to $101.4 million, with an OIBDA margin of 27.4%

•                  Fully diluted earnings per share of $0.37 (1H 2013: $0.38)

•                  Net cash position(2) of $190.3 million at the end of the period

(1) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(2)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

•                  Payment of cash dividends of $0.35 per share

•                  The Board of Directors currently intends to pay cash dividends of $0.70 per share (or up to approximately $109 million in the aggregate) in 2014 and has declared a cash dividend of $0.175 per share (or approximately $27 million in the aggregate) to be paid on or about September 26, 2014 to shareholders of record as of September 5, 2014. Further dividends are anticipated in the remaining quarters of 2014, subject to the Company’s earnings, financial position and cash requirements.

KEY EVENTS AFTER THE REPORTING PERIOD

Cable and satellite CTC Love Channel, targeting the 11-34 year-old audience has reached penetration of approximately 25% in Russia with 40% penetration in St. Petersburg and 30% in Moscow.

The Company launched a joint project with HULU to exclusively supply Russian TV series in the US, including sports drama “Molodezhka,” dramedy “Ranetki,” mystery thriller “The day after” and crime drama “Lavrova’s Method.”

Yuliana Slashcheva, Chief Executive Officer of CTC Media, commented:  “The first half of the year has been dominated by a number of major political, economic and social events in our market, but I am pleased to report that we have delivered another period of successful development, and remain on track with our long-term strategy.  Our Russian advertising revenues were up 7% in ruble terms during the first 6 months of this year, and we therefore increased our share in the Russian TV advertising market, which is expected have been up 4 to 5%.

“Our Everest advertising sales house fully sold out national inventory in the period and sponsorship revenue growth of 32% in the first half of 2014. Our full-year inventory is now more than 95% committed at higher average prices than in 2013.

“We have also expanded our customer base and attracted new advertisers, despite the less favorable market conditions.  The number of new clients grew to 141 in the first half of 2014, compared to 121 for the same period last year and top-25 clients increased their CTC Media inventory demand by 20% during first half of 2014.

“Our US dollar reported financial results for the first six months of 2014 have been negatively impacted by the 11% year-on-year devaluation of ruble. However, our OIBDA margin increased year-on-year by 40 basis points to 27.4%  with our OIBDA up 6% due to the initiatives we have taken to control costs. Our revenues increased 4% in ruble terms, while our total costs grew by only 3% and our programming costs were up only 1%. Our net income for the first six months increased 10% in ruble terms and we have continued to convert a high proportion of our earnings into cash flow. We, therefore, have the financial resources available to deliver on our strategic commitments, invest in the development of CTC Media, pay out cash returns to shareholders and create long-term shareholder value.

“We expect the Russian TV advertising market to grow by up to 5% in 2014, and we will aim to outperform this growth with our Russian TV advertising revenues. We expect comparatively less growth in our total revenue due to decrease in sublicensing revenue to Ukraine. We have been actively engaged in the discussions about the timing of second Russian TV digital multiplex, which have resulted in the postponement of the full launch from 2015 to 2019. This will significantly reduce our expenditures over the next five years, and we now expect the inclusion of CTC and Domashny channels in the second multiplex to cost us up to 185 million rubles net of VAT in 2014, compared to the previous forecast of almost 900 million rubles. We will, therefore, see the optimization up to 5 billion rubles of operating costs, with this optimization contributing more than 4 billion rubles to our cash flow, by 2019. Short term, we continue to expect that our full year programming costs will grow at a slower rate than our revenues, and we have upgraded our anticipated OIBDA margin from 28-30% to approximately 30%.

“During the first six months of the year, the audience shares of our core Russian channels were influenced by a shift of focus towards news broadcasts on Ukraine, as well as Sochi Olympic and the FIFA World Cup programming. However, these events increased the overall TV viewership, helping us offset the reduction in audience shares and monetize our advertising inventory to a large extent. Despite this increased competition, nearly every one of our premieres secured a higher than average audience share, including “Last of the Magikyans,” “Two Fathers - Two Sons,” and “Dark World: Equilibrium” on CTC channel; “Svat’yi” on Domashny; and Peretz’s “Moya Rasseya” and “What They Hide.” We have a number of premieres scheduled for the second half of the year, including “Kitchen,” “Molodezhka,” “Voroniny,” “80s,” “Traffic Light” and “Last of the Magikyans,” as well as for several new projects.

“We have also continued to develop new projects. Our newly launched CTC Love channel has already achieved 25% national technical penetration, with 40% penetration in St. Petersburg and 30% in Moscow. We have started selling advertising inventory for this channel, and expect CTC Love to bring in $1 million in revenues of its first year.

“Our transmedia business has further expanded our online audiences and extended our leadership in new distribution technologies across multiple delivery platforms. Among the highest were the Q2 launch of Russia’s project based on MARVEL content, which engaged approximately 5 million viewers.

“With episodes of our #Students sketch comedy available free of charge, the first ever Russian television series premiered on social media networks and attracted over 1.3 million views. We are negotiating about partnership terms with the largest Russian video content aggregators including Odnoklassniki, VK, Yandex and Rambler&Co. With some of them we have already reached the agreement and are working on integration.

“We are working on several other breakthrough projects in Russia to provide integrated television and online broadcasting, and we continue to expect to grow our revenues from this digital business lines by 30% in 2014.

“We also made four of our TV series available to Hulu subscribers in the US in Q2. We are evaluating further expansion opportunities for our international distribution, and are currently negotiating with other video platforms and aggregators in the US and Europe.

“The year to date has been a period of significant progress on many fronts and we are focused on maintaining this momentum during the second half.”

Operating Review

Share of Viewing

	Average Target Audience Shares (%)
	Q2 2013	H1 2013	Q1 2014	Q2 2014	H1 2014
CTC Channel (all 10-45)	11.6	11.4	10.8	10.2	10.5
Domashny Channel (females 25-59)	3.5	3.3	3.1	3.3	3.2
Peretz Channel (all 25-49)	2.3	2.4	2.4	1.9	2.1
Channel 31 (all 6-54)	12.6	13.0	11.7	13.7	12.6

In the first half of 2014, CTC Media’s Russian channels’ audience share was affected by increased competition from the channels that broadcast news following the situation in Ukraine, as well as competition from the channels licensed to broadcast the 2014 Olympic Games in Sochi in the first quarter of 2014 and the World Cup in June that captured TV viewers’ attention in the second quarter of 2014. Also CTC Media’s Russian channels were affected by continued audience fragmentation in the second quarter of 2014. All national free-to-air TV channels in Russia were challenged by increased competition from smaller non-free-to-air and local TV channels viewership in the “all 10-45” demographic, which increased from 18.6% in Q2 2013 to 20.2% in Q2 2014.

In the second quarter of 2014, the CTC channel maintained its place as the third most-watched broadcaster in Russia in its target demographic of 10 to 45 years old viewers. Its target audience share was down year-on-year from 11.6% to 10.2%, primarily due to the increased competition from the channels that broadcast news and reports about the crisis in Ukraine, the timing effect of the launch of the channel’s high-rating premieres in the second quarter of 2013 and the effect of audience fragmentation.

The Domashny channel’s target audience share decreased year-on-year in the second quarter 2014 from 3.5% to 3.3%, reflecting the effect of audience fragmentation and increased competition from the channels broadcasting news on the Ukraine crisis, partially offset by changes in the programming schedule and the success of the programming in daytime and primetime slots. Domashny channel is continuing to work to strengthen its demographic profile and to grow its core female audience segment.

The Peretz channel’s target audience share was down year-on-year in the second quarter 2014 from 2.3% to 1.9%, with its reality and action positioning and male skewed audience affected by increased competition from the channels that broadcast political news following situation in Ukraine. The Peretz channel is continuing to refresh its positioning and programming grid to be a more cutting edge and dynamic channel, with a focus on edgy action content.

Channel 31’s average target audience share increased year-on-year in second quarter of 2014 from 12.6% to 13.7%, reflecting structural changes in the programming schedule due to strengthening of the Kazakh law on local-language programming and better performance of certain content.

Revenues

Total operating revenues were down 11% year-on-year in US dollar terms and 1% year-on-year in ruble terms in the second quarter of 2014 and were down 8% year-on-year in US dollar terms but up 4% year-on-year in ruble terms in the first half of 2014. This primarily reflected the estimated growth in the overall Russian television advertising market by approximately 4 to 5% in ruble terms, and was partially offset by the effect of lower year-on-year target audience shares of our channels.

Advertising revenues accounted for approximately 99% of total operating revenues year-on-year in the second quarter of 2014 and in the six months ended June 30, 2014, compared to 97% of total operating revenues both in the second quarter and first half of 2013. Advertising revenues were down 9% year-on-year in US dollar terms but up 2% year-on-year in ruble terms in the second quarter of 2014, and were down 6% year-on-year in US dollar terms but up 7% year-on-year in ruble terms in the first half of 2014.

	Three Months Ended June 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Operating revenues by segment:
CTC Channel	$145,633	$132,233	(9)%	1%
Domashny Channel	29,981	27,871	(7)%	3%
Peretz Channel	21,352	16,902	(21)%	(12)%
Channel 31	6,792	4,723	(30)%	(16)%*
All Other	2,257	2,583	14%	27%
Total operating revenues	$206,015	$184,312	(11)%	(1)%

*in Kazakh tenge

	Six Months Ended June 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Operating revenues by segment:
CTC Channel	$284,465	$265,117	(7)%	5%
Domashny Channel	59,460	55,951	(6)%	6%
Peretz Channel	41,903	35,858	(14)%	(3)%
Channel 31	10,946	8,535	(22)%	(8)%*
All Other	4,528	5,098	13%	27%
Total operating revenues	$401,302	$370,559	(8)%	4%

*in Kazakh tenge

	Three Months Ended June 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Advertising revenues by segment:
CTC Channel	$141,042	$131,876	(6)%	4%
Domashny Channel	29,837	27,810	(7)%	4%
Peretz Channel	20,781	16,861	(19)%	(10)%
Channel 31	6,743	4,449	(34)%	(20)%*
All Other	1,151	1,499	30%	44%
Total advertising revenues	$199,554	$182,495	(9)%	2%

*in Kazakh tenge

	Six Months Ended June 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB
Advertising revenues by segment:
CTC Channel	$276,652	$264,505	(4)%	8%
Domashny Channel	58,571	55,649	(5)%	7%
Peretz Channel	41,232	35,671	(13)%	(2)%
Channel 31	10,883	8,122	(25)%	(12)%*
All Other	2,248	3,111	38%	56%
Total advertising revenues	$389,586	$367,058	(6)%	7%

*in Kazakh tenge

CTC channel’s operating revenues in US dollar terms were down 9% year-on-year in the second quarter but up 1% in ruble terms, and were down 7% year-on-year in US dollar terms but up 5% in ruble terms in the first half of 2014. Advertising revenues in US dollar terms were down 6% year-on-year in the second quarter, but up 4% in ruble terms, and were down 4% year-on-year in US dollar terms but up 8% in ruble terms in the first half of 2014, reflecting the estimated increase in the overall Russian television advertising market, increased revenue from sponsorship, and our ability to command higher advertising prices for our target audience, partially offset by decreases in target audience share year-on-year in the three and six months ended June 2014.

Domashny channel’s operating revenues in US dollar terms were down 7% year-on-year in the second quarter but up 3% in ruble terms, and were down 6% year-on-year in US dollar terms but up 6% in ruble terms in the first half of 2014. Advertising revenues in US dollar terms were down 7% year-on-year in the second quarter but up 4% in ruble terms, and were down 5% year-on-year in US dollar terms but up 7% in ruble terms in first half of 2014, reflecting the estimated increase in the overall Russian television advertising market, increased revenue from sponsorship, and our ability to command higher advertising prices for our target audience, partially offset by decreases in target audience share year-on-year in the three and six months ended June 2014.

Peretz channel’s operating revenues in US dollar terms were down 21% year-on-year in the second quarter and 12% in ruble terms, and were down 14% year-on-year in US dollar terms and 3% in ruble terms in the first half of 2014. Advertising revenues in US dollar terms were down 19% year-on-year in the second quarter and 10% in ruble terms, and were down 13% year-on-year in US dollar terms and 2% in ruble terms in the first half of 2014 principally due to decreases in audience share year-on-year in both the three and six months ended June 2014, partially offset by our ability to command higher advertising prices for our target audience.

Channel 31 operating revenues in US dollar terms were down 30% year-on-year in the second quarter and 16% in Kazakh tenge terms, and were down 22% year-on-year in US dollar terms and 8% in Kazakh tenge terms in the first half of 2014. Advertising revenues in US dollar terms were down 34% year-on-year in the second quarter and 20% in Kazakh tenge, and were down 25% year-on-year in US dollar terms and 12% in Kazakh tenge terms in the first half of 2014, principally due to overall decrease in our ratings reflecting decrease in Kazakh television viewership and the estimated decrease in the overall television advertising market in Kazakhstan.

All other revenues in the second quarter of 2014 represent mainly revenues of $1.1 million from CTC-International (Q2 2013: $1.0 million) and revenues of $1.2 million from digital media businesses (Q2 2013: $0.9 million), which was up 42% in ruble terms during the period. In the first half of 2014, revenues from CTC-International amounted to $2.0 million (1H2013: $2.1 million) and revenues from digital media businesses amounted to $2.7 million (1H2013: $2.0 million), which was up 50% in ruble terms during the period.

Expenses

Total operating expenses were down 7% year-on-year in US dollar terms but up 3% in ruble terms in the second quarter, primarily reflecting the year-on-year increase in programming expenses and direct operating expenses, and were down 8% year-on-year in US dollar terms but up 3% year-on-year in ruble terms in the first half of 2014, reflecting the year-on-year increase in selling, general and administrative expenses.

	Three Months Ended June 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB

Operating expenses:
Direct operating expenses	$(11,457)	$(12,959)	13%	25%
Selling, general & administrative expenses	(43,967)	(39,008)	(11)%	(2)%
Programming expenses	(91,538)	(85,653)	(6)%	4%
Stock-based compensation expense	(1,300)	(1,252)	(4)%	7%
Depreciation & amortization	(8,358)	(6,820)	(18)%	(10)%
Total operating expenses	$(156,620)	$(145,692)	(7)%	3%

	Six Months Ended June 30,		Change
(US$ 000’s)	2013	2014	in USD	in RUB

Operating expenses:
Direct operating expenses	$(22,900)	$(24,612)	7%	21%
Selling, general & administrative expenses	(84,732)	(80,560)	(5)%	8%
Programming expenses	(182,630)	(164,231)	(10)%	1%
Stock-based compensation benefit/(expense)	(2,638)	255	(110)%	(111)%
Depreciation & amortization	(16,823)	(14,652)	(13)%	(2)%
Total operating expenses	$(309,723)	$(283,800)	(8)%	3%

Direct operating expenses were up 13% year-on-year in the second quarter in US dollar terms and 25% in ruble terms and were up 7% year-on-year in US dollar terms and 21% in ruble terms in the first half of 2014, largely as a result of increases in transmission costs, reflecting increased digital transmission fees payable to Russian television and radio network (RTRS) for CTC and Domashny channels and annual raises, and increases in salaries and benefits costs, reflecting annual raises and increased headcount.

Selling, general and administrative expenses were down 11% year-on-year in the second quarter in US dollar terms and 2% in ruble terms, and were down 5% year-on-year in US dollar terms but up 8% in ruble terms in the first half of 2014, reflecting year-on-year decrease in advertising and promotion expenses in the second quarter of 2014 as the result of the timing of advertising campaigns at CTC and Domashny channels and increases in compensation payable to Video International year-on-year in the three and six months ended June 2014, due to timing of inclusion of certain services in 2014.

Stock-based compensation expenses were approximately flat at $1.3 million when comparing the three months ended June 30, 2014 and 2013 and decreased by $2.9 million when comparing the six months ended June 30, 2014 and 2013, primarily as the result of re-measuring the equity-based cash incentive awards granted to employees under our 2009 Stock Incentive Plan at their fair value, as the result of our decreased share price in 2014.

Programming expenses were down 6% year-on-year in US dollar terms but up 4% in ruble terms in the second quarter, and were down 10% year-on-year in US dollar terms but up 1% in ruble terms in the first half of 2014, reflecting the timing effect of the launch of the Peretz spring schedule in April 2014, a more expensive programming mix at CTC channel due to the airing of more expensive foreign content and the timing of investing in the Domashny schedule which is planned for the second half of 2014.

CTC Media’s consolidated OIBDA was therefore down 12% year-on-year in ruble terms to $45.4 million in the second quarter (Q2 2013: $57.8 million), and was up 6% year-on-year in ruble terms to $101.4 million in first half of 2014 (1H 2013: $108.4 million). OIBDA margin was down year-on-year to 24.7% in the second quarter (Q2 2013: 28.0%) and was up year-on-year to 27.4% in the first half of 2014 (1H 2013: 27.0%).

Net interest income was $2.9 million for the second quarter (Q2 2013: $2.5 million) and $6.1 million for the first half of 2014 (1H 2013: $5.6 million), reflecting the interest earned on CTC Media’s deposits.

CTC Media’s effective tax rate was approximately 31% in the three and six months ended June 30, 2014 (Q2 2013 and 1H 2013: 36%), reflecting the change in the approach to the recognition of foreign tax benefits that were available for offset against US taxes based on a comprehensive examination of certain positions taken in the historical US income tax filings. This approach was applied for the recognition of such tax benefits starting from the third quarter of 2013.

Net income attributable to CTC Media, Inc. stockholders therefore was down 6% in ruble terms to $26.7 million in the second quarter (Q2 2013: $31.6 million), but was up 10% in ruble terms to $57.9 million in the first half of 2014 (1H 2013: $60.2 million). Fully diluted earnings per share decreased to $0.17 in the second quarter (Q2 2013: $0.20) and to $0.37 in the first half of 2014 (1H 2013: $0.38).

Cash Flow

The Company’s net cash provided by operating activities remained approximately flat, totaling $50.0 million in the first six months of 2014 (net cash provided by operating activities in 1H 2013: $48.9 million). In ruble terms, net cash provided by operating activities increased by 9%, reflecting the net effect of higher cash receipts from advertising sales and higher spending on the acquisition of programming.

Net cash provided by investing activities totaled $20.7 million in the first six months of 2014 (net cash used in investing activities in 1H 2013: $17.4 million) and represented receipts from deposits of $22.9 million and cash paid for capital expenditures of $2.2 million.

Net cash used in financing activities amounted to $58.5 million in the first half of 2014 (1H 2013: $59.7 million) and primarily reflected the payment of $40.7 million in cash dividends to the Company’s stockholders, $3.5 million in dividends paid to minority shareholders of the Group’s subsidiaries and $13.8 million increase in other non-current assets, which represent dividends to one of our stockholders that were blocked pursuant to US sanctions imposed on Bank Rossiya.

The Company’s cash and cash equivalents and short-term investments less overdraft and loan balance amounted to $190.3 million as of June 30, 2014, compared to $195.2 million at the end of the first quarter of 2014 and $142.4 million at the end of the second quarter of 2013.

Dividends

The CTC Media Board of Directors currently intends to pay cash dividends of $0.70 per share (or up to approximately $109 million in the aggregate) in 2014, a year-on-year increase of 11% compared to cash dividends of $0.63 per share (or $98.8 million in the aggregate) paid in 2013, and has declared a cash dividend of $0.175 per share (or approximately $27 million in the aggregate) to be paid on or about September 26, 2014 to shareholders of record as of September 5, 2014. We will comply with any applicable blocking requirements related to U.S. sanctions in connection with the payment of dividends. Further dividends are anticipated in the remaining quarters of 2014. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2014, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Full Year 2014 Outlook

More than 95% of CTC Media’s forecast full-year 2014 Russian national inventory is currently committed, at average prices higher than in 2013. The Russian TV advertising market is currently expected to grow up to 5% year-on-year in 2014 in ruble terms. CTC Media aims to outperform the overall market in Russian television advertising revenues for the year and expects comparatively less growth in total revenues due to decrease in sublicensing revenue to Ukraine.

The Company will continue to invest in content, but anticipates that its programming expenses will grow at a lower rate than its total revenues and at lower pace than in 2013.

CTC Media currently expects to report an OIBDA margin of approximately 30% including digital multiplex costs.

Transition to digital broadcasting

In March 2013, the Company entered into 10-year transmission agreements with the Russian Television and Radio Network (“RTRS”). Under the terms of these agreements, RTRS will ultimately provide to CTC and Domashny, as well as other broadcasters in the second multiplex, all services required for the channels to broadcast their signals in digital format throughout Russia to more than approximately 140 million viewers, once the rollout of digital broadcasting is complete throughout the territory of the Russian Federation. In July 2014, CTC Media amended these agreements with RTRS to better reflect the planned rollout schedule and to amend the financial terms of participation in the second multiplex in light of RTRS’s current implementation timeframes, the funds needed to provide services in regions as they become operational, and the financial support required for the build-out of the infrastructure for a comprehensive digital platform throughout the Russian Federation by 2019.

RTRS is initially launching digital broadcast services in the second multiplex in cities with populations of more than 50,000 people (“50+ coverage”) with approximately 90% of 50+ coverage operational by the end of 2014. Our digital transmission expense for 2014 related to broadcasting in the 50+ coverage cities will be up to 185 million rubles; the expense for 2015 and beyond will be calculated on an annual basis according to rates that RTRS will set by October 1st of the prior year.

During the period 2015-2018, RTRS will construct the digital broadcasting infrastructure in smaller cities with populations less than 50,000 (“50- coverage”). It is expected that this infrastructure will be put into operation in 2019. According to the amended terms of our agreements, in addition to the transmission services in the 50+ coverage cities described above, we expect to advance payments towards the construction of the digital infrastructure in the 50- coverage regions for CTC and Domashny channels.  In aggregate we expect to advance approximately 390 million rubles in 2014, 644 million rubles in 2015, 271 million rubles in 2016, 68 million rubles in 2017 and 51 million rubles in 2018 resulting in total advances of approximately 1,424 million rubles by the end of 2018.  Under the amended terms, these advances will be offset against service payments otherwise required for digital transmission services subsequent to 2018.

The Company expects to continue incurring analog transmission costs during the analog-to-digital transition period. In 2013, the Company incurred approximately $24 million of such expenses for all of its channels in aggregate.

Conference Call

The Company will host a conference call to discuss its second quarter 2014 financial results today, Thursday, July 31, 2014, at 8:00 a.m. EST / 1:00 p.m. UK / 4:00 p.m. Moscow time. To access the conference call, please dial:

US/International:	+1 678 805 0960
UK/International:	+44 (0) 20 3003 2666
Russia:	+7 (8) 499 272 4337
Confirmation Code:	CTC Media

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Irina Faritova
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2014; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2014; the Company’s expected rate of its full year 2014 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2014. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, the effect of geopolitical developments and related international economic sanctions; changes in the size of the Russian television advertising market compared with current estimates of anticipated market growth; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2014, its quarterly report on Form 10-Q filed with the SEC on April 30, 2014 and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2014	2013	2014
REVENUES:
Advertising	$199,554	$182,495	$389,586	$367,058
Sublicensing revenue and other revenues	6,461	1,817	11,716	3,501
Total operating revenues	206,015	184,312	401,302	370,559
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $7,334 and $5,973 for the three months and $14,794 and $12,615 for the six months ended June 30, 2013 and 2014, respectively; and exclusive of stock-based compensation expense (benefit) of $761 and $373 for the three months and $1,443 and $(776) for the six months ended June 30, 2013 and 2014, respectively)	(11,457)	(12,959)	(22,900)	(24,612)
Selling, general and administrative (exclusive of depreciation and amortization of $1,024 and $847 for the three months and $2,029 and $2,037 for the six months ended June 30, 2013 and 2014, respectively; and exclusive of stock-based compensation expense of $539 and $879 for the three months and $1,195 and $521 for the six months ended June 30, 2013 and 2014, respectively)	(43,967)	(39,008)	(84,732)	(80,560)
Stock-based compensation benefit (expense)	(1,300)	(1,252)	(2,638)	255
Programming expenses	(91,538)	(85,653)	(182,630)	(164,231)
Depreciation and amortization	(8,358)	(6,820)	(16,823)	(14,652)
Total operating expenses	(156,620)	(145,692)	(309,723)	(283,800)
OPERATING INCOME	49,395	38,620	91,579	86,759
FOREIGN CURRENCY (LOSS) GAIN	690	(1,335)	1,236	(4,705)
INTEREST INCOME	2,654	3,064	5,970	6,342
INTEREST EXPENSE	(192)	(128)	(399)	(264)
OTHER NON-OPERATING (LOSS) INCOME, net	246	466	(103)	(592)
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	252	270	455	(669)
Income before income tax	53,045	40,957	98,738	86,871
INCOME TAX EXPENSE	(19,222)	(13,003)	(35,481)	(27,182)
CONSOLIDATED NET INCOME	$33,823	$27,954	$63,257	$59,689
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(2,230)	$(1,293)	$(3,076)	$(1,812)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$31,593	$26,661	$60,181	$57,877
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.20	$0.17	$0.38	$0.37
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.20	$0.17	$0.38	$0.37
Weighted average common shares outstanding—basic	157,763,709	155,753,120	157,957,669	155,732,037
Weighted average common shares outstanding—diluted	157,849,341	156,068,790	157,989,322	155,942,893
Dividends declared per share	$0.16	$0.17	$0.31	$0.35

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2013	June 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,574	$43,291
Short-term investments	180,337	149,999
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2013—$483; June 30, 2014—$722)	36,875	30,649
Taxes reclaimable	22,929	23,896
Prepayments	57,536	54,217
Programming rights, net	172,197	166,349
Deferred tax assets	30,400	29,106
Other current assets	4,373	6,334
TOTAL CURRENT ASSETS	535,221	503,841
PROPERTY AND EQUIPMENT, net	36,874	32,199
INTANGIBLE ASSETS, net:
Broadcasting licenses	59,676	50,675
Cable network connections	20,422	21,454
Trade names	5,332	5,206
Other intangible assets	4,876	4,329
Net intangible assets	90,306	81,664
GOODWILL	135,276	131,652
PROGRAMMING RIGHTS, net	121,802	121,750
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,524	4,158
PREPAYMENTS	27,602	34,289
DEFERRED TAX ASSETS	18,371	17,793
OTHER NON-CURRENT ASSETS	—	14,283
TOTAL ASSETS	$970,976	$941,629
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	105,849	89,521
Accrued liabilities	20,449	42,002
Taxes payable	33,630	14,836
Deferred revenue	10,223	9,496
Deferred tax liabilities	49,770	55,001
Other current liabilities	3,390	2,983
TOTAL CURRENT LIABILITIES	223,311	213,839
DEFERRED TAX LIABILITIES	13,549	12,704
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY :
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued December 31, 2013 and June 30, 2014—158,210,719)	1,582	1,582
Additional paid-in capital	494,122	494,924
Retained earnings	386,575	389,945
Accumulated other comprehensive loss	(124,339)	(146,640)
Less: Common stock held in treasury, at cost (December 31, 2013—2,500,000; June 30, 2014—2,448,553 shares)	(29,727)	(29,115)
Non-controlling interest	5,903	4,390
TOTAL STOCKHOLDERS’ EQUITY	734,116	715,086
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$970,976	$941,629

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Six months ended June 30,
	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$63,257	$59,689
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(6,826)	3,631
Depreciation and amortization	16,823	14,652
Programming expenses	182,630	164,231
Stock based compensation (benefit) expense	2,638	(255)
Equity in loss (income) of unconsolidated investees	(455)	669
Foreign currency losses (gains)	(1,236)	4,705
Changes in operating assets and liabilities:
Trade accounts receivable	(4,666)	5,880
Prepayments	(140)	(690)
Other assets	8,218	(397)
Accounts payable and accrued liabilities	(2,228)	(4,026)
Deferred revenue	1,073	1,460
Other liabilities	(14,544)	(15,956)
Dividends received from equity investees	523	422
Acquisition of programming and sublicensing rights	(196,180)	(184,029)
Net cash provided by operating activities	48,887	49,986
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(1,926)	(2,183)
Receipts from/(investments in) deposits, net	(15,436)	22,914
Net cash provided by/(used in) investing activities	(17,362)	20,731
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(16,027)	—
Proceeds from exercise of stock options	454	—
(Settlement of)/proceeds from overdraft and loans, net	8,046	(531)
Increase in other non-current assets	—	(13,842)
Dividends paid to stockholders	(48,930)	(40,665)
Dividends paid to noncontrolling interest	(3,238)	(3,461)
Net cash used in financing activities	(59,695)	(58,499)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,438)	499
Net increase/(decrease) in cash and cash equivalents	(30,608)	12,717
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	55,181	30,574
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,573	$43,291

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

 (in thousands of US dollars)

	Three months ended June 30, 2013
	Operating Revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$145,633	$156	$141,042	$46,000	$(2,287)	$(67,219)	$48,287
Domashny Channel	29,981	31	29,837	5,632	(1,933)	(13,187)	7,565
Peretz Channel	21,352	4	20,781	621	(2,962)	(8,215)	3,583
31 Channel	6,792	—	6,743	2,049	(740)	(2,662)	2,789
All other	2,257	—	1,151	(4,907)	(436)	(255)	(4,471)
Business segment results	$206,015	$191	$199,554	$49,395	$(8,358)	$(91,538)	$57,753
Eliminations	—	(191)	—	—	—	—	—
Consolidated results	$206,015	$—	$199,554	$49,395	$(8,358)	$(91,538)	$57,753

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

 (in thousands of US dollars)

	Three months ended June 30, 2014
	Operating Revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$132,233	$382	$131,876	$38,557	$(1,773)	$(62,002)	$40,330
Domashny Channel	27,871	25	27,810	5,324	(1,477)	(12,198)	6,801
Peretz Channel	16,902	2	16,861	(1,271)	(2,336)	(9,004)	1,065
31 Channel	4,723	46	4,449	516	(620)	(2,359)	1,136
All other	2,583	22	1,499	(4,506)	(614)	(90)	(3,892)
Business segment results	$184,312	$477	$182,495	$38,620	$(6,820)	$(85,653)	$45,440
Eliminations	—	(477)	—	—	—	—	—
Consolidated results	$184,312	$—	$182,495	$38,620	$(6,820)	$(85,653)	$45,440

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Six months ended June 30, 2013
	Operating Revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$284,465	$568	$276,652	$87,950	$(4,621)	$(131,381)	$92,571
Domashny Channel	59,460	132	58,571	9,737	(3,914)	(28,147)	13,651
Peretz Channel	41,903	4	41,232	1,690	(6,035)	(17,193)	7,725
31 Channel	10,946	—	10,883	1,595	(1,477)	(5,425)	3,072
All other	4,528	161	2,248	(9,393)	(776)	(484)	(8,617)
Business segment results	$401,302	$865	$389,586	$91,579	$(16,823)	$(182,630)	$108,402
Eliminations	—	(865)	—	—	—	—	—
Consolidated results	$401,302	$—	$389,586	$91,579	$(16,823)	$(182,630)	$108,402

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Six months ended June 30, 2014
	Operating Revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$265,117	$658	$264,505	$78,247	$(4,082)	$(120,168)	$82,329
Domashny Channel	55,951	54	55,649	11,845	(3,300)	(24,079)	15,145
Peretz Channel	35,858	4	35,671	2,354	(5,012)	(15,276)	7,366
31 Channel	8,535	46	8,122	488	(1,278)	(4,500)	1,766
All other	5,098	45	3,111	(6,175)	(980)	(208)	(5,195)
Business segment results	$370,559	$807	$367,058	$86,759	$(14,652)	$(164,231)	$101,411
Eliminations	—	(807)	—	—	—	—	—
Consolidated results	$370,559	$—	$367,058	$86,759	$(14,652)	$(164,231)	$101,411

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	June 30,
(US$ 000’s)	2013	2014

OIBDA	$57,753	$45,440

Depreciation and amortization	(8,358)	(6,820)
Operating income	$49,395	$38,620

	Six months ended
	June 30,
(US$ 000’s)	2013	2014

OIBDA	$108,402	$101,411

Depreciation and amortization	(16,823)	(14,652)
Operating income	$91,579	$86,759

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	June 30,
	2013	2014

OIBDA margin	28.0%	24.7%

Depreciation and amortization as a % of total operating revenues	(4.1)%	(3.7)%
Operating income margin	23.9%	21.0%

	Six months ended
	June 30,
	2013	2014

OIBDA margin	27.0%	27.4%

Depreciation and amortization as a % of total operating revenues	(4.2)%	(4.0)%
Operating income margin	22.8%	23.4%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended June 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$48,287	$(2,287)	$46,000
Domashny Channel	7,565	(1,933)	5,632
Peretz Channel	3,583	(2,962)	621
31 Channel	2,789	(740)	2,049
All other	(4,471)	(436)	(4,907)
Consolidated results	$57,753	$(8,358)	$49,395

Three Months Ended June 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$40,330	$(1,773)	$38,557
Domashny Channel	6,801	(1,477)	5,324
Peretz Channel	1,065	(2,336)	(1,271)
31 Channel	1,136	(620)	516
All other	(3,892)	(614)	(4,506)
Consolidated results	$45,440	$(6,820)	$38,620

Six Months Ended June 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$92,571	$(4,621)	87,950
Domashny Channel	13,651	(3,914)	9,737
Peretz Channel	7,725	(6,035)	1,690
31 Channel	3,072	(1,477)	1,595
All other	(8,617)	(776)	(9,393)
Consolidated results	$108,402	$(16,823)	$91,579

Six Months Ended June 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$82,329	$(4,082)	$78,247
Domashny Channel	15,145	(3,300)	11,845
Peretz Channel	7,366	(5,012)	2,354
31 Channel	1,766	(1,278)	488
All other	(5,195)	(980)	(6,175)
Consolidated results	$101,411	$(14,652)	$86,759